Exhibit 23.1

Consent of Independent Auditor

i3Verticals, Inc.
Nashville, Tennessee

We hereby consent to the incorporation by reference in Registration Statement Nos. 333-229678 and 333-225812 on Forms S-8 of i3 Verticals, Inc. of our report dated April 22, 2019, with respect to the consolidated financial statements of Pace Payment Systems, Inc. and Subsidiary, which appear in the Current Report on Form 8-K of i3 Verticals, Inc. filed on June 3, 2019.

/s/ LBMC, PC

Nashville, Tennessee
June 3, 2019